 Exhibit 99.1

Luxium Solutions, LLC Completes Acquisition of Inrad Optics

Acquisition Strengthens Luxium’s Leadership in Optics & Photonics Solutions

Hiram, Ohio and Northvale, New Jersey, July 2, 2024- Luxium Solutions, LLC (“Luxium” or the “Company”), a worldwide technology leader and provider of high-performance crystals used in photonics and radiation detection applications, has completed the successful acquisition of Inrad Optics, Inc. (“Inrad Optics”) today. This strategic acquisition strengthens Luxium’s portfolio of innovative products and provides significant resources, operational expertise, and capacity investment for Inrad Optics.

“I would like to thank our customers, shareholders, and other stakeholders for their continued support over the past 51 years” said Amy Eskilson, President and CEO of Inrad Optics. “I would also like to extend my heartfelt thanks to our Board of Directors for their support and guidance throughout the acquisition process. We are well positioned for future success.”

“We are excited to collaborate with Inrad Optics' seasoned team of technical and industry experts. We believe this acquisition will significantly enhance the range and value of solutions we can provide to our customers,” said Michael Cahill, CEO of Luxium Solutions. “Both Luxium and Inrad Optics contribute complementary technical expertise in applied material sciences and optics, empowering our customers' applications. This partnership marks a significant step in expanding our capabilities, resources, and the added value we can offer to our customers globally.”

Luxium, Inrad Optics and PLX Inc. (acquired by Luxium in May 2024) anticipate leveraging the combined strengths and resources of all three organizations to deliver enhanced value to their customers, stakeholders, and employees. This move underscores Luxium's commitment to growth and innovation within the optics and photonics industry.

Advisors

CriticalPoint Partners, LLC is serving as financial advisor to Luxium Solutions, LLC and Latham & Watkins LLP is serving as legal counsel to Luxium Solutions, LLC. For more information about CriticalPoint Partners, LLC, please visit www.criticalpointpartners.com. For more information about Latham & Watkins LLP, please visit www.lw.com.

Needham & Company, LLC is serving as financial advisor to Inrad Optics and Lowenstein Sandler LLP is serving as legal counsel to Inrad Optics. For more information about Needham & Company, LLC, please visit www.needhamco.com. For more information about Lowenstein Sandler LLP, please visit www.lowenstein.com.

About Luxium Solutions

Headquartered in Hiram, Ohio, Luxium is recognized as a worldwide technology leader and provider of single crystal scintillation materials for radiation detection applications, as well as sapphire and garnet substrates for photonics and power electronics. The Company differentiates itself with capabilities and know-how in crystal growth, packaging and integration, and unique intellectual property supported by a portfolio of greater than 170 patents. With 400+ employees across production facilities in the US, France, and India, and sales offices in China and Japan, Luxium serves a global base of 650+ customers across a diverse set of applications across medical imaging, security and border protection, semiconductor, aerospace and defense, oil and gas and other industrial markets. For more information, please visit www.luxiumsolutions.com.

About SK Capital Partners

SK Capital is a private investment firm with a disciplined focus on the specialty materials, ingredients, and life sciences sectors. The Firm seeks to build resilient, sustainable, and growing businesses that create substantial long-term economic value. SK Capital aims to utilize its industry, operating, and investment experience to identify opportunities to transform businesses into higher performing organizations with improved strategic positioning, growth, and profitability, as well as lower operating risk. SK Capital’s portfolio of businesses generates revenues of approximately $14 billion annually, employs more than 25,000 people globally, and operates more than 200 plants in over 30 countries. The Firm currently has approximately $9 billion in assets under management. For more information, please visit www.skcapitalpartners.com.

About Edgewater Capital Partners

Headquartered in Cleveland, Ohio, Edgewater Capital Partners is a sector-focused private equity firm investing in lower middle-market performance materials and services businesses. The firm has extensive experience in investing in the people, technology, and facilities to accelerate the growth trajectory of specialty industrials, life sciences, advanced materials, and specialty chemicals businesses. Over twenty-five years of industry specific investing has allowed the firm to develop a deep understanding of the complexities and nuances common to these businesses. For more information, please visit at www.edgewatercapital.com.

Contact

Luxium Solutions

Vice President, Marketing

Keith Lewis

234-267-9065

Klewis@luxiumsolutions.com